                                     EXHIBIT 99.1

                                     ------------
                                     NEWS RELEASE
                                     ------------


                     PEGASUS GOLD REPORTS 1997 YEAR-END RESULTS

       (UNLESS NOTED, ALL DOLLAR AMOUNTS IN THIS RELEASE ARE IN U.S. DOLLARS)

SPOKANE, WA - APRIL 17, 1998 - Pegasus Gold Inc. (PGU - ME; PSGQF - OTC B.B.) today reported its year-end results. As reported earlier, the Company's six mines produced 469,952 ounces of gold in 1997 at a total cash cost of $308 per ounce, compared to 497,340 ounces at a total cash cost of $301 per ounce a year earlier. During the fourth quarter of 1997, the Company produced a total of 116,902 ounces of gold compared to 146,107 ounces in the fourth quarter of 1996. Total cash costs in the fourth quarter of 1997 were $339 per ounce compared to $303 per ounce for the same period in 1996.

For 1997, the Company reported a net loss of $512.8 million or $12.40 per share, compared to a net loss of $21.6 million or $0.53 per share in 1996. The net loss for 1997 included $482.1 million, or $11.66 per share, for the effects of property write-downs, restructuring charges, increased estimates of future closure and reclamation costs, the write-down of available for sale securities, and losses on foreign exchange contracts, offset by gains from the closeout of the hedge portfolio. The net loss for 1996 included the effects of accelerated depreciation and amortization, increased estimates of future closure and reclamation costs and property write-downs totaling $19.4 million, or $0.48 per share. Excluding the effects of the above, the net loss for 1997 would have been $30.7 million or $0.74 per share, compared to $2.2 million or $0.05 per share in 1996.

Following a recalculation of the ore reserves using a gold price of $350 per ounce, a review of the carrying value of its mineral properties, and the close-out of the entire hedge portfolio, the Company recorded after-tax, non-cash property write-downs totaling $90.3 million in the fourth quarter 1997. The write-downs include Florida Canyon ($25.6 million), Montana Tunnels ($24.4 million), Mt. Todd ($25.3 million), and $15.0 million of other property write-downs at Zortman, Pullalli, and Beal Mountain. As a result, the Company had a net loss of $76.9 million, or $1.85 per share in the fourth quarter of 1997, compared to a loss of $12.1 million or $0.30 per share in 1996.


PROPERTY WRITE-DOWNS
The Company reassessed the recoverability of the carrying value of its operating and development properties during the fourth quarter of 1997, in light of the close-out of the Company's entire hedge portfolio in December 1997 and January 1998. With no price protection for current or future gold production, the Company adjusted the gold price used in the impairment test to the spot price of $305 per ounce for 1998 plus the forward curve for future years. As a result of this reassessment, after-tax, non-cash property write-downs were recorded at Florida Canyon and Montana Tunnels of $25.6 million and $24.4 million respectively, in the fourth quarter.

In addition, the Company received an updated estimate of the fair value of the Mt. Todd assets. The revised estimate resulted in an additional write-down of $25.3 million for Mt. Todd.

As previously reported, the Company has decided that it will not construct the Zortman Extension Project and will proceed with the reclamation of the existing site. Factors contributing to this decision included the IBLA's inaction on the appeal of the Record of Decision and the recalculation of the ore reserves at $350 per ounce gold which shows that the project cannot support the $30 to $40 million capital investment necessary to construct the expansion. The Company determined that at current gold prices, and with a reduced reserve base, the project is uneconomic, and therefore, the Company wrote down the remaining development costs and equipment totaling $9.1 million. The Company also recorded a provision of $41.8 million to accrue the remaining reclamation liabilities at the site, and $4.4 million to accrue anticipated care and maintenance costs.

Additionally, in the fourth quarter of 1997, the Company recorded a $5.0 million write-off of the remaining development costs at the Pullalli Project.
Currently, the Company is attempting to sell the project.

As reported earlier, during the third quarter of 1997, the Company assessed the recoverability of the carrying value of its investments using a long-term realized gold price of $385 per ounce, based on its then-current hedge position and policy. Reductions in the carrying value of the Company's investments were recorded to the extent the net book value of the investment exceeded the estimate of future discounted net cash flows. Upon completion of that review for the third quarter, the Company recorded non-cash property write-downs totaling $441.1 million, including $397.6 million at Mt. Todd, $26.8 million at Zortman, $13.9 million at Pullalli and $2.7 million at Beal Mountain in the third quarter.

In December 1997 and January 1998, the Company closed out all its forward sales contracts. This was in response to a demand by certain of the Company's lenders who exercised the right to set-off any proceeds received from the close-out of forward sales contracts against the balances owing to the lenders under the Revolving Credit Facility (the "Facility").

In total, the Company has recorded a $88.7 million gain on closeout of these contracts, comprised of $53.0 million relating to contracts closed out in 1997 and $35.7 million for mark-to-market adjustments for closeouts in January 1998. $30.5 million of the proceeds on closeout were received in cash with $58.2 million of the proceeds used to offset a portion of the foreign currency losses and balances owing to the lenders under the Facility.

The Company had losses on disposition of assets and investments in 1997 totaling $28.1 million including $18.4 million of losses on foreign currency contracts, $10.4 million of losses on the disposition of investments and mark-to-market adjustments of investment securities, and $0.7 million of gains on the disposal of fixed assets.

1997 OPERATING RESULTS
Revenues in 1997 from the sale of gold and other metals, excluding the effects of hedging activity, declined 15 percent to $185.4 million, compared to $219.4 million in 1996, as a result of lower production. The Company's average realized price for gold in 1997 was $415 per ounce, compared to $426 in 1996 and an average spot gold price of $337 per ounce for 1997. The use of forward sales and other hedging programs added $41.1 million to revenue in 1997, (excluding the $88.7 million gain on the closeout of the hedge portfolio), compared to $20.3 million in 1996.

During the fourth quarter of 1997, revenues from gold and other metals totaled $49.3 million, compared to $67.5 million in 1996. The Company realized $373 per ounce of gold in the quarter, compared to $424 per ounce for the same quarter in 1996. The average spot price was $306 per ounce in the last quarter of 1997.

During 1997, revenues from the sale of other metals contributed 14 percent to the total sales of the Company. Other metal revenues increased in 1997 by 14 percent to $31.7 million compared to $27.9 million in 1996. The higher revenue is attributable primarily to higher production of zinc and lead combined with an increased realized price for zinc at Montana Tunnels. Average realized prices for 1997 were $4.60 per ounce, $0.54 per pound, and $0.26 per pound for silver, zinc, and lead, respectively, compared to $5.05, $0.49, and $0.28, respectively, in 1996.

Sales of other metals were $5.7 million in the fourth quarter of 1997, compared to $5.7 million during the same period of 1996. Fourth quarter 1997 realized prices were $4.82 per ounce, $0.45 per pound, and $0.19 per pound for silver, zinc, and lead, respectively, compared to $4.27, $0.50, and $0.29, respectively, in the fourth quarter of 1996.

During 1997, total production cost, including royalties and non-cash charges, was $413 per ounce, compared to $409 per ounce a year ago. Total production cost for the fourth quarter of 1997 averaged $426 per ounce, compared to $440 per ounce for the same quarter a year earlier.

During the fourth quarter of 1997, operations ceased at both Beal Mountain and Black Pine as ore deposits were mined out. During this time the Mt. Todd Mine was placed on care and maintenance. The Company's ongoing operations include Florida Canyon, Montana Tunnels and Diamond Hill which are expected to produce approximately 300,000 ounces of gold at an average total cash cost of $250 per ounce in 1998.

Total cash costs per ounce increased 21 percent in 1997 at Florida Canyon as the result of lower tonnage mined and lower ore grade. Increased depreciation and amortization charges reflect higher property, plant, and equipment balances from the addition of mine equipment, and the facility expansion, lower production, and higher amortization for increased estimates of reclamation and closure costs.

At Montana Tunnels, lower total cash costs in 1997 reflect higher ore grade and
higher by-product credits per ounce.   In addition, Montana Tunnels ran two
batches of higher-grade
ore from Diamond Hill during the year and blended Diamond Hill ore with the Montana Tunnels ore for several months. Higher gold production resulted in lower depreciation and amortization costs.

At Mt. Todd, 1997 total cash costs decreased as a result of the completion of the milling facility combined with higher ore grades mined and higher recovery from the mill compared to recoveries from the heap leach pad in the previous year. Despite the lower total cash costs, the total cash costs were considerably in excess of the feasibility study expectations and exceeded the spot price of gold by a considerable margin. The mine was placed on care and maintenance in the fourth quarter. Residual leaching of ore on the heap leach pad continued through October. The increase in depreciation and amortization costs is the result of higher asset balances upon completion of the milling facility.

The total cash costs per ounce at Zortman reflect lower gold production from residual leaching of ore placed on the heap leach pad in prior years. Costs of $5.9 million incurred at Zortman as a result of delays in obtaining permits required for construction and operation of the Extension Project have been classified as care and maintenance and are therefore excluded from cash costs. Increased depreciation and amortization charges reflect lower production.

At Beal Mountain and Black Pine, higher ore grades resulted in decreased total cash costs. At Beal Mountain, decreased depreciation and amortization charges are the result of prior year accrual of increased estimates of reclamation and mine closure costs.

Total exploration expenditures for 1997 and 1996 were $10.1 million and $19.0 million, respectively. Expensed exploration and evaluation expenditures decreased 15 percent in 1997 to $6.5 million, compared to $7.7 million last year, as the Company focused it efforts on mine site exploration. For 1998, the total exploration and evaluation program is expected to be $4.3 million of which $3.9 million is expected to be expensed.




OTHER FINANCIAL INFORMATION
The Company had $22.6 million in cash and cash equivalents and a total of $108.2 million in current assets as of December 31, 1997. The Company currently has $33.7 million cash on hand after receiving $9.3 million from hedge close-outs in
January 1998 which will be used as its working capital going forward.   The
Company expects that its cash and cash equivalents are adequate to meet its cash requirements through 1998.

General and administrative expenses decreased 27 percent to $9.7 million from $13.2 million in 1996, primarily because of a reduction in the Company's workforce, decreased travel and outside service costs, and an effort to conserve cash, partially offset by higher salary and benefit costs, including the cost of severance.

In 1997, operating activities generated cash flow of $25.8 million compared to $19.7 million during 1996. Increased cash flow is attributable to favorable changes in working capital accounts, primarily accounts receivable. Decreased accounts receivable are attributable to decreased production in December 1997, compared to December 1996, the deconsolidation of the accounts of Pegasus Gold Australia (PGA), and quicker turnover of accounts receivable compared to 1996. Cash flow from operations before working capital changes for 1997 was $7.9 million compared to $38.0 million a year ago due to lower production, lower realized prices and higher cash costs.

Capital expenditures in 1997 totaled $65.1 million, compared to $233.9 million a year earlier in 1996. The majority of the capital was spent on completing and commissioning the milling and processing facility at Mt. Todd.

CHAPTER 11 UPDATE
Subsequent to the Company filing for protection under Chapter 11 on January 16, 1998, a Creditors' Committee was formed. The committee consists of nine creditors, of which three represent lenders under the revolving credit facility, three represent convertible subordinated note holders and three are trade creditors. The first meeting of creditors (the "341" meeting) was held in Reno, Nevada on March 9, 1998.

The Company has asked the court to fix May 26,1998 as the "Bar Date", the deadline for parties-in-interest to file proofs of claim and interest. A notice of the Bar Date will be sent to all pre-petition creditors. As well, the Company has filed a motion, as it continues to work on finalizing a plan of reorganization, requesting an extension of the exclusive period during which to file a plan of reorganization through July 31, 1998 and the exclusive period to solicit acceptances of such plan through September 30, 1998. It is the Company's goal to propose a plan of reorganization by July 31, 1998 and to conclude these cases by year-end. The Bankruptcy Court has scheduled a hearing on May 13, 1998 to hear this motion.

PEGASUS GOLD AUSTRALIA VOLUNTARY ADMINISTRATION
The second meeting of creditors of Pegasus Gold Australia (PGA) is scheduled to be held April 24, 1998 in Darwin, Australia, to decide PGA's future. The creditors will resolve one of the following:

     i) that the administration of PGA should end and control of PGA revert to its Directors;
     ii) that PGA should be wound up by way of a creditors' voluntary winding up; or
     iii) that PGA execute a Deed of Company Arrangement (DCA).

The Directors of PGA have proposed a DCA which allows for the sale of the assets of, or shares in, PGA as a going concern. The Administrators believe it is in PGA's creditors' best interests to accept the proposed DCA.

When the Voluntary Administrator was appointed in December 1997, PGA was involved in a number of disputes with the general contractor, BKK, who completed the feasibility study and designed and built the Phase II milling facility at Mt. Todd. BKK is a joint venture between Bateman Kinhill (a partnership between Bateman Project Engineering Pty and Kinhill Pacific Pty Ltd) and Kilborn Engineering Pacific Pty Ltd.

Following-up on groundwork laid by the Company prior to Administration, the Administrators filed a writ prior to December 31,1997 in Australia in the Northern Territory Supreme Court seeking damages upwards of A$250 million against BKK. Those claims relate to the failure of the Phase II mill facility at the Mt. Todd Mine, as designed and constructed by BKK under the EPCM contract, to meet the specifications set out in the feasibility study prepared by BKK.

The Directors of PGA have proposed in the DCA that the litigation against BKK be pursued subject to the discretion of the Deed Administrators. It is the Administrators' preliminary view that the litigation should be pursued.

Pegasus and the revolving credit lending group are PGA's largest creditors. They would receive the majority of any proceeds from the sale of PGA's assets and the BKK litigation under the proposed DCA.

PEGASUS GOLD INC 1998 PLANS
Gold production in 1998 is expected to be 300,000 ounces from the Florida Canyon, Montana Tunnels and Diamond Hill mines. Pegasus anticipates that total cash costs for 1998 will be $250 per ounce.

For 1998, the Company has planned a $4.3 million exploration program. The focus in 1998 will be at existing mines where the highest potential exists to move ounces into reserves.

Due to the Company's current financial position capital spending in 1998 will be limited to essential projects totaling approximately $4.4 million primarily at Florida Canyon and Diamond Hill.

Statements in this release which are not historical data are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the Company's SEC filings.


Pegasus Gold Inc. is an international gold mining company, headquartered in Spokane, Washington. The Company carries out exploration internationally through offices located in Santiago, Chile; and Panama City, Panama. The common shares of Pegasus are traded under the symbol PGU on the Montreal Exchange. The common shares also trade over the counter in the United States under the symbol PSGQF.

SIX TABLES FOLLOW

FOR FURTHER INFORMATION, CONTACT:

John W. Pearson
Vice President, Investor and Public Relations

509-624-4653

                                  PEGASUS GOLD INC.
                                OPERATIONS STATISTICS(1)

                                                  THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                     DECEMBER 31                   DECEMBER 31
                                               1997            1996           1997           1996
                                               ----            ----           ----           ----
FLORIDA CANYON
Production:    Gold (Ounces) . . . . . . . .     35,196         64,513        163,320        183,176
               Silver (Ounces) . . . . . . .     28,178         34,397        146,567        104,684
Ore Mined      tonnes (000's). . . . . . . .      2,344          4,027         10,795         13,881
Cash Operating Cost. . . . . . . . . . . . .        363            236            310            250
Total Cash Cost. . . . . . . . . . . . . . .        378            256            323            266
Total Production Cost. . . . . . . . . . . .        475            353            424            342
MONTANA TUNNELS(2)
Production:    Gold (Ounces) . . . . . . . .     35,761         24,849        120,226         81,558
               Silver (Ounces) . . . . . . .    154,208        231,331        796,003        921,512
               Lead (Tons) . . . . . . . . .      1,800          1,845          8,499          7,049
               Zinc (Tons) . . . . . . . . .      4,568          3,276         20,861         18,312
Ore Milled     tonnes (000's). . . . . . . .      1,066          1,232          4,823          5,006
Cash Operating Cost. . . . . . . . . . . . .        360            367            234            286
Total Cash Cost. . . . . . . . . . . . . . .        372            401            259            326
Total Production Cost. . . . . . . . . . . .        433            570            373            491
MT. TODD
Production:    Gold (Ounces) . . . . . . . .     25,315         12,129        100,300         62,613
               Silver (Ounces) . . . . . . .      3,303             --         11,968             --
Ore Milled     tonnes (000's). . . . . . . .        876            491          2,611          4,004
Cash Operating Cost. . . . . . . . . . . . .        322            306            338            370
Total Cash Cost. . . . . . . . . . . . . . .        320            306            338            371
Total Production Cost. . . . . . . . . . . .        458            826            480            553
ZORTMAN
Production:    Gold (Ounces) . . . . . . . .      1,507          7,820         11,286         37,043
               Silver (Ounces) . . . . . . .      1,440         30,904         19,464        129,807
Ore Mined      tonnes (000's). . . . . . . .         --             --             --            126
Cash Operating Cost. . . . . . . . . . . . .        283            300            327            309
Total Cash Cost. . . . . . . . . . . . . . .        302            319            343            322
Total Production Cost. . . . . . . . . . . .        465            454            503            445
BEAL MOUNTAIN
Production:    Gold (Ounces) . . . . . . . .      9,455         13,157         30,740         45,067
               Silver (Ounces) . . . . . . .      1,226          2,523          4,878          7,834
Ore Mined      tonnes (000's). . . . . . . .         --            473            672          1,718
Cash Operating Cost. . . . . . . . . . . . .        332            352            289            339
Total Cash Cost. . . . . . . . . . . . . . .        365            383            320            365
Total Production Cost. . . . . . . . . . . .        449            484            407            524
BLACK PINE
Production:    Gold (Ounces) . . . . . . . .      9,668         23,639         44,080         87,883
               Silver (Ounces) . . . . . . .      3,205          6,121         16,204         30,995
Ore Mined      tonnes (000's). . . . . . . .      1,069          2,135          2,654          8,726
Cash Operating Cost. . . . . . . . . . . . .        302            250            276            258
Total Cash Cost. . . . . . . . . . . . . . .        316            276            296            284
Total Production Cost. . . . . . . . . . . .        326            311            307            320
CONSOLIDATED TOTALS
Production:    Gold (Ounces) - 100%. . . . .    116,902        146,107        469,952        497,340
               Silver (Ounces) . . . . . . .    191,560        305,276        995,084      1,194,832
               Lead (Tons) . . . . . . . . .      1,800          1,845          8,499          7,049
               Zinc (Tons) . . . . . . . . .      4,568          3,276         20,861         18,312
Ore Mined/Milled tonnes (000's). . . . . . .      5,355          8,358         21,555         33,461
Cash Operating Cost. . . . . . . . . . . . .        327            280            292            280
Total Cash Cost. . . . . . . . . . . . . . .        339            303            308            301
Total Production Cost. . . . . . . . . . . .        426            440            413            409

(1) Cash Operating costs calculated include all operating costs at the mine sites, but exclude royalties, production taxes and reclamation. Total cash costs include royalties and production taxes, but exclude reclamation. Total production costs include reclamation and depreciation, depletion and amortization.
(2)  Includes production from Diamond Hill, net of by-product credits.

                                 PEGASUS GOLD INC.

GOLD RESERVES(1) AS OF DECEMBER 31, 1997

                                 Tonnage         Grade        Contained
                                 (Tonnes        (grams/        Ounces
PROVEN AND PROBABLE               000's)         tonne)        (000's)
                                 -------        -------        -------
Florida Canyon . . . . . . . .    39,498           0.69            877
Montana Tunnels. . . . . . . .    17,589           0.55            308
Diamond Hill . . . . . . . . .       198           8.10             51
                                 -------        -------        -------
     TOTAL . . . . . . . . . .    57,285           0.67          1,236
                                 -------        -------        -------
                                 -------        -------        -------

MINERALIZED MATERIAL
Florida Canyon . . . . . . . .     6,903           0.72            159
Montana Tunnels. . . . . . . .    18,603           0.57            343
Diamond Hill . . . . . . . . .       110           8.76             31
                                 -------        -------        -------
     SUBTOTAL. . . . . . . . .    25,616           0.65            533


Mt. Todd(2). . . . . . . . . .    23,190           1.27            949
Zortman(3) . . . . . . . . . .    22,026           0.58            410
Pullalli(4). . . . . . . . . .     9,135           1.60            470
                                 -------        -------        -------
     TOTAL . . . . . . . . . .    79,967           0.92          2,362
                                 -------        -------        -------
                                 -------        -------        -------

ADDITIONAL MINERALIZATION
Florida Canyon . . . . . . . .   104,531           0.63          2,120
Montana Tunnels. . . . . . . .    14,043           0.52            233
Diamond Hill . . . . . . . . .       645           7.89            164
                                 -------        -------        -------
     SUB TOTAL . . . . . . . .   119,219           0.66          2,517

Mt. Todd(2). . . . . . . . . .    43,191           1.14          1,581
Zortman(3) . . . . . . . . . .    53,269           0.54            919
Pullalli(4). . . . . . . . . .     4,067           0.89            117
                                 -------        -------        -------
     TOTAL . . . . . . . . . .   219,746           0.73          5,134
                                 -------        -------        -------
                                 -------        -------        -------

(1) Ore reserves are calculated using a $350 per ounce gold price(2) Mt. Todd was placed in voluntary administration in Australia in December 1997
(3) The Company is not going ahead with the Zortman Extension at this time
(4) The Company may sell the Pullalli property

                                  PEGASUS GOLD INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
           For the Three Months and Years Ended December 31, 1997 and 1996
               (In Thousands of U.S. Dollars, Except Per Share Amounts)

                                                           Three Months Ended               Year Ended
                                                              December 31,                  December 31
                                                           1997          1996           1997            1996
                                                        ---------      ---------      ---------      ---------
Sales. . . . . . . . . . . . . . . . . . . . . . .      $  49,316      $  67,531      $ 226,463      $ 239,720
                                                        ---------      ---------      ---------      ---------

Cost of sales. . . . . . . . . . . . . . . . . . .         45,395         49,893        176,324        177,520
Depreciation and amortization. . . . . . . . . . .          9,895         19,999         49,414         53,792
                                                        ---------      ---------      ---------      ---------
                                                           55,290         69,892        225,738        231,312
                                                        ---------      ---------      ---------      ---------

Gross profit (loss). . . . . . . . . . . . . . . .         (5,974)        (2,361)           725          8,408
                                                        ---------      ---------      ---------      ---------

Operating expenses:
  General and administrative . . . . . . . . . . .          2,409          2,777          9,672         13,202
  Exploration and evaluation . . . . . . . . . . .          2,724          2,628          6,480          7,728
  Closure, reclamation and related costs . . . . .         42,320          3,000         51,820         10,742
  Care and maintenance . . . . . . . . . . . . . .          6,180            120         11,350            963
  Property write-downs . . . . . . . . . . . . . .         90,286          1,029        531,359          1,029
  Restructuring charges. . . . . . . . . . . . . .          1,939            ---          4,125            ---
                                                        ---------      ---------      ---------      ---------
                                                          145,858          9,554        614,806         33,664
                                                        ---------      ---------      ---------      ---------

Loss from operations . . . . . . . . . . . . . . .       (151,832)       (11,915)      (614,081)       (25,256)
                                                        ---------      ---------      ---------      ---------

Other income (expense):
  Interest and other income. . . . . . . . . . . .          1,594            573          3,474          3,696
  Interest expense, net of amount capitalized .. .         (3,886)            85         (9,410)        (2,421)
  Loss on disposition of assets & investments .. .        (11,416)           137        (28,097)           (19)
  Gain on forward contract close-outs. . . . . . .         88,668            ---         88,668            ---
  Equity in net income (loss) of affiliates. . . .            ---         (1,002)         2,012          2,587
                                                        ---------      ---------      ---------      ---------
                                                           74,960           (207)        56,647          3,843
                                                        ---------      ---------      ---------      ---------

Loss before income taxes . . . . . . . . . . . . .        (76,872)        12,122       (557,434)       (21,413)
Income tax provision (benefit) . . . . . . . . . .            ---            (11)       (44,602)           190
                                                        ---------      ---------      ---------      ---------

Net loss . . . . . . . . . . . . . . . . . . . . .      $ (76,872)     $ (12,111)     $(512,832)     $ (21,603)
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

Net loss per share . . . . . . . . . . . . . . . .      $   (1.85)     $   (0.30)     $  (12.40)     $   (0.53)
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

Weighted average common shares outstanding . . . .         41,729         41,085         41,345         40,757
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

                                  PEGASUS GOLD INC.
                             CONSOLIDATED BALANCE SHEETS
                              December 31, 1997 and 1996
                            (In Thousands of U.S. Dollars)


                                        ASSETS

                                                                          1997          1996
                                                                       ---------      ---------
Current assets:
     Cash and cash equivalents . . . . . . . . . . . . . . . . .       $  22,638      $   8,566
     Forward contracts . . . . . . . . . . . . . . . . . . . . .          35,665            ---
     Due from sales of products. . . . . . . . . . . . . . . . .          18,766         36,748
     Inventories . . . . . . . . . . . . . . . . . . . . . . . .          25,086         51,997
     Receivable from unconsolidated subsidiary . . . . . . . . .           1,754            ---
     Other current assets. . . . . . . . . . . . . . . . . . . .           4,282         10,164
                                                                       ---------      ---------
          Total current assets . . . . . . . . . . . . . . . . .         108,191        107,475

Investments. . . . . . . . . . . . . . . . . . . . . . . . . . .           1,795         20,987
Property, plant, and equipment, net. . . . . . . . . . . . . . .          84,700        618,940
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . .           7,036          6,806
                                                                       ---------      ---------
          Total Assets . . . . . . . . . . . . . . . . . . . . .       $ 201,722      $ 754,208
                                                                       ---------      ---------
                                                                       ---------      ---------

                                 LIABILITIES

Current liabilities:
     Accounts payable and other current liabilities. . . . . . .       $  10,632      $  23,641
     Accrued salaries, wages, and benefits . . . . . . . . . . .           3,061         10,350
     Mining taxes payable. . . . . . . . . . . . . . . . . . . .           3,737          4,610
     Accrued losses on foreign currency contracts. . . . . . . .          15,975            ---
     Accrued care and maintenance. . . . . . . . . . . . . . . .           4,413            ---
     Current portion of obligations under capital lease. . . . .           3,872          3,626
     Current portion of long-term debt . . . . . . . . . . . . .         203,266            ---
                                                                       ---------      ---------
          Total current liabilities. . . . . . . . . . . . . . .         244,956         42,227

Capital lease obligations. . . . . . . . . . . . . . . . . . . .          18,693         22,466
Deferred site closure and reclamation. . . . . . . . . . . . . .          87,697         50,878
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . .             ---        215,086
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . .             ---         44,602
Deferred revenue . . . . . . . . . . . . . . . . . . . . . . . .             ---          8,074
Other deferred liabilities . . . . . . . . . . . . . . . . . . .           6,153          7,598
                                                                       ---------      ---------
          Total liabilities. . . . . . . . . . . . . . . . . . .         357,499        390,931
                                                                       ---------      ---------

                        SHAREHOLDERS' EQUITY (DEFICIT)

Class A preferred shares, Series 1, C$10 par value:
     Authorized - 20,000,000 shares; none issued
Common shares, no par value:
     Authorized - 200,000,000 shares; issued
     and outstanding, 1997 - 41,833,751 shares
     and 1996 - 41,092,342 shares. . . . . . . . . . . . . . . .         428,810        425,382
Accumulated deficit. . . . . . . . . . . . . . . . . . . . . . .        (583,566)       (70,734)
Foreign currency translation adjustment. . . . . . . . . . . . .          (1,021)         8,629
                                                                       ---------      ---------
          Total shareholders' equity (deficit) . . . . . . . . .        (155,777)       363,277
                                                                       ---------      ---------
          Total liabilities and shareholders' equity (deficit) .       $ 201,722      $ 754,208
                                                                       ---------      ---------
                                                                       ---------      ---------

                                  PEGASUS GOLD INC.
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                    For the Years Ended December 31, 1997 and 1996
                            (In Thousands of U.S. Dollars)

                                                                          1997            1996
                                                                       ---------      ---------
Operating activities:
     Net loss. . . . . . . . . . . . . . . . . . . . . . . . . .       $(512,832)     $ (21,603)
Adjustments to reconcile net loss to
 net cash provided by operating activities:
     Depreciation and amortization . . . . . . . . . . . . . . .          44,801         54,499
     Property write-downs. . . . . . . . . . . . . . . . . . . .         531,359          1,029
     Loss on disposition of assets and investments . . . . . . .          28,097            ---
     Gain on forward contract closeouts. . . . . . . . . . . . .         (88,668)           ---
     Provision for closure, reclamation, and related costs . . .          51,820         10,742
     Payments for closure and reclamation. . . . . . . . . . . .         (16,429)        (9,750)
     Deferred amounts. . . . . . . . . . . . . . . . . . . . . .         (45,360)         1,571
     Other, net. . . . . . . . . . . . . . . . . . . . . . . . .          15,069          1,515
Change in due from sale of products. . . . . . . . . . . . . . .          17,899         (8,116)
Change in inventories. . . . . . . . . . . . . . . . . . . . . .           2,923        (12,845)
Change in other current assets . . . . . . . . . . . . . . . . .           3,610           (519)
Change in accounts payable and accrued liabilities . . . . . . .          (6,514)         3,207
                                                                       ---------      ---------
Net cash provided by operating activities. . . . . . . . . . . .          25,775         19,730
                                                                       ---------      ---------

Investing activities:
     Additions to property, plant, and equipment . . . . . . . .         (65,054)      (233,861)
     Proceeds from sale of other investments . . . . . . . . . .           1,460          8,614
     Proceeds from sale of property, plant, and equipment. . . .             ---          3,881
     Sale (purchase) of short-term investments . . . . . . . . .             ---         20,083
     Purchase of other investments . . . . . . . . . . . . . . .             ---         (8,551)
     Other, net. . . . . . . . . . . . . . . . . . . . . . . . .             ---           (793)
     Acquisition of additional investment in subsidiary. . . . .             ---            ---
                                                                       ---------      ---------
Net cash used in investing activities. . . . . . . . . . . . . .         (63,594)      (210,627)
                                                                       ---------      ---------

Financing activities:
     Proceeds from issuance of long-term debt, net . . . . . . .          39,446         97,017
     Proceeds from issuance of common shares . . . . . . . . . .             907         91,168
     Proceeds from forward contract closeouts. . . . . . . . . .          48,410            ---
     Payments of long-term debt. . . . . . . . . . . . . . . . .         (29,434)       (19,189)
     Payments made on foreign currency contracts . . . . . . . .          (2,400)           ---
     Payments of obligations under capital lease . . . . . . . .          (3,527)        (3,139)
                                                                       ---------      ---------
Net cash provided by financing activities. . . . . . . . . . . .          53,402        165,857
                                                                       ---------      ---------

Effect of exchange rate changes on cash and
  cash equivalents . . . . . . . . . . . . . . . . . . . . . . .          (1,511)           699
                                                                       ---------      ---------

Net increase (decrease) in cash and cash equivalents . . . . . .          14,072        (24,341)
Cash and cash equivalents, beginning of year . . . . . . . . . .           8,566         32,907
                                                                       ---------      ---------

Cash and cash equivalents, end of year . . . . . . . . . . . . .       $  22,638      $   8,566
                                                                       ---------      ---------
                                                                       ---------      ---------

                                  PEGASUS GOLD INC.
         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                For the Years Ended December 31, 1997, 1996, and 1995
                            (In Thousands of U.S. Dollars)

                                                              Common Shares                          Foreign
                                                       --------------------------                    Currency
                                                         Number                      Accumulated    Translation
                                                       of Shares        Amount         Deficit      Adjustment
                                                       ----------    -----------    -----------    -----------
Balance, December 31, 1994 . . . . . . . . . . . .     34,629,523    $   332,110    $   (46,178)   $     6,410

Net loss . . . . . . . . . . . . . . . . . . . . .                                       (2,953)
Common shares issued for:
   Stock option plan . . . . . . . . . . . . . . .        157,925          1,686
   Employee savings plan and other . . . . . . . .         37,755            418

Foreign currency translation adjustment. . . . . .                                                      (2,789)
                                                       ----------    -----------    -----------    -----------

Balance, December 31, 1995 . . . . . . . . . . . .     34,825,203    $   334,214    $   (49,131)   $     3,621

Net loss . . . . . . . . . . . . . . . . . . . . .                                      (21,603)
Common shares issued for:
   Cash. . . . . . . . . . . . . . . . . . . . . .      6,000,000         88,175
   Stock option plan . . . . . . . . . . . . . . .        234,217          2,612
   Employee savings plan and other . . . . . . . .         32,922            381

Foreign currency translation adjustment. . . . . .                                                       5,008
                                                       ----------    -----------    -----------    -----------

Balance, December 31, 1996 . . . . . . . . . . . .     41,092,342    $   425,382    $   (70,734)   $     8,629

Net loss . . . . . . . . . . . . . . . . . . . . .                                     (512,832)

Common shares issued for:
   Employee severance. . . . . . . . . . . . . . .        578,809          2,541
   Stock option plan . . . . . . . . . . . . . . .         41,100            311
   Employee savings plan and other . . . . . . . .        121,500            576

Foreign currency translation adjustment. . . . . .                                                      (9,650)
                                                       ----------    -----------    -----------    -----------

Balance, December 31, 1997 . . . . . . . . . . . .     41,833,751    $   428,810    $  (583,566)   $    (1,021)
                                                       ----------    -----------    -----------    -----------
                                                       ----------    -----------    -----------    -----------